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                                                                      EXHIBIT 23





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in Registration Statement No. 333-41627 on Form S-3 and in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, and 333-123558 on Form S-8 of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedule of IDEX Corporation and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(R), "Share Based Payment" effective January 1, 2006 and a change in accounting for pensions and other postretirement benefits as a result of adopting Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" effective December 31, 2006) and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2006.





DELOITTE & TOUCHE LLP

Chicago, Illinois

February 27, 2007